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                                                                    Exhibit 99.1




                           PERFORMANCE GUARANTY AGREEMENT



     This Performance Guaranty Agreement (the "Agreement") is executed as of this __ day of February, 1998 by Commercial Credit Company (the "Company") in favor of The Bank of New York, in its capacity as Trustee (the "Trustee") under the Pooling and Servicing Agreement dated as of February 1, 1998 (the "Pooling and Servicing Agreement") among CC Credit Card Corporation, as transferor (the "Transferor"), Travelers Bank & Trust, fsb, as Servicer (the "Servicer") and the Trustee.

                               PRELIMINARY STATEMENTS

     It is the intention of the Servicer, pursuant to subsection 4.03(a) of the Pooling and Servicing Agreement, to make a single monthly deposit of the Collections into the Collection Account, rather than making daily deposits of Collections into the Collection Account. Under such subsection 4.03(a) of the Pooling and Servicing Agreement, the Servicer, subject to the express terms of any Supplement, with respect to any Monthly Periods is, to the extent of Collections received, required to deposit into the Collection Account the amount required to be in excess of the amount of Collections required to be deposited into any Series Account or, without duplication, distributed on or prior to the related Distribution Date to Investor Certificateholders or to any Series Enhancer pursuant to the terms of any Supplement or Enhancement Agreement (the "Covered Collections").

     If the Servicer is to be permitted to make monthly rather than daily deposits to the Collection Account, certain conditions must be satisfied. A servicing performance guaranty from the Company will satisfy one of such conditions and this Agreement is delivered to satisfy such condition.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees as follows:

     SECTION 1. DEFINITIONS. Unless otherwise defined in this Agreement, all defined terms used in this Agreement, including the Preliminary Statements hereto, shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     SECTION 2. GUARANTY OF PERFORMANCE. (a) The Company unconditionally guaranties the performance of the Servicer with respect to the remittance of the Covered Collections to the Collection Account pursuant to Section 4.03(a) of the Pooling and Servicing Agreement (the "Guaranteed Obligations").


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     (b)  The Company agrees that it shall perform the Guaranteed Obligations immediately upon demand by the Trustee.

     (c) The Company agrees that its obligations under this Agreement shall be unconditional, irrespective of the validity, regularity or enforceability of the Pooling and Servicing Agreement against the Servicer (other than as a result of the unenforceability thereof against the Transferor, the Trust and the Trustee, collectively referred to herein as the "Other Parties"), the absence of any action to enforce the Servicer's obligations under the Pooling and Servicing Agreement, any waiver or consent by the Other Parties thereto with respect to any provisions thereof or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     (d) The Company hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and notice of any kind in connection with the Pooling and Servicing Agreement and this Agreement, or (ii) any requirement that the Other Parties exhaust any right to take any action against the Servicer or any Other Parties prior to or contemporaneously with proceeding to exercise any right against the Company under this Agreement.

     SECTION 3. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Trustee, on behalf of the Certificateholders, as of the date hereof, as follows:

          (a) ORGANIZATION. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform this Agreement.

          (b) AUTHORIZATION; VALID AGREEMENT. The execution, delivery and performance of this Agreement has been duly authorized by all required action on the part of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and subject to general principles of equity (whether applied in a proceeding at law or in equity).

     SECTION 4. NOTICES. The Company shall give the Servicer immediate notice if the Company's short-term debt rating is withdrawn or downgraded by Standard & Poor's below A-1 or by Moody's below P-1:

     Notice to the Servicer shall be delivered to:

     Travelers Bank & Trust, fsb
     Christiana Corporate Center
     100 Commerce Drive,
     Newark, Delaware 19713
     (302) 454-5500


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     Notice to the Trustee shall be delivered to:

     The Bank of New York
     101 Barclay Street
     21 West
     New York, New York 10286
     (212) 815-5286

     SECTION 5. SUCCESSORS. The agreements set forth herein shall be mutually binding upon and inure to the benefit of the Company, the Servicer and the Trustee and any permitted successor of the Trustee pursuant to the Pooling and Servicing Agreement.

     SECTION 6. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed in that state.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Company as of the __ day of February 1998.

                              COMMERCIAL CREDIT COMPANY


                              By:
                                 -----------------------------
                                 Name:
                                 Title:



                              Accepted by

                              THE BANK OF NEW YORK,
                                as Trustee

                              By:
                                 -----------------------------
                                 Name:
                                 Title:


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